Exhibit 99.1

CONTACT:	John Hyre, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-5157
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP ADOPTS STOCKHOLDER RIGHTS PLAN
New Albany, Ohio, May 21, 2009 – Commercial Vehicle Group, Inc. (NASDAQ: CVGI) today announced that its Board of Directors has adopted a Stockholder Rights Plan (Rights Plan). The Rights Plan is designed to provide Commercial Vehicle Group’s stockholders a fair and equal treatment in the event an unsolicited or hostile attempt is made to acquire the Company or a substantial portion of the Company.
Commercial Vehicle Group’s Board of Directors believes that the future earning potential and full value of CVG’s assets are not reflected in the current market price of the Company’s stock. This may leave the Company vulnerable to coercive or abusive takeover tactics. The Company believes that the adoption of the Rights Plan will help protect stockholders against takeover tactics that may be used to gain control of the Company without paying a full and fair price that is in the best interest of Commercial Vehicle Group’s stockholders.
This Rights Plan is similar to those adopted by numerous publicly traded companies. It is not intended to prevent a takeover of the Company on terms which the Company’s Board of Directors believes are fair to, and in the best interests of, all the Company’s stockholders. The issuance of these rights will have no dilutive effect and will not impact reported earnings per share for the Company.
Scott D. Rued, Chairman of the Board of Directors, stated, “Commercial Vehicle Group’s Board of Directors adopted this Rights Plan with the single intention to help protect the long-term interests of our stockholders. This Rights Plan will not prohibit the acquisition of the Company. It does, however, establish certain mechanisms and rights that will help ensure that CVG will be in a better position to maximize value and obtain terms that are equitable to all CVG stockholders in the event of an unsolicited or hostile acquisition offer.”
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“This plan is not related to, nor is it in response to, any particular proposal, however current market conditions can lead to short-term opportunists making an offer that is not in the best interests of our stockholders,” added Mr. Rued.
Under the Rights Plan, with certain exceptions, the Rights will become exercisable only if a person or group acquires 20 percent or more of the outstanding common stock of the Company or commences a tender or exchange offer that could result in ownership of 20 percent or more of the Company’s common stock. The Rights Plan has a term of 10 years and will expire on May 20, 2019, unless the Rights are earlier redeemed or terminated by the Board of Directors of CVG.
Under the Rights Plan, the Company has declared a dividend of Rights and will distribute one Right on each share of the Company’s common stock held by stockholders of record at the close of business on June 1, 2009. Initially, these Rights will not be exercisable and will trade with the shares of the Company’s common stock. Under the Rights Plan, these Rights will generally be exercisable only if a person or group becomes an “acquiring person” by gaining beneficial ownership of 20 percent or more of the Company’s common stock or commencing a tender or exchange offer for 20 percent or more of the Company’s common stock.
Each Right will entitle its holder to buy one-one hundredth of a share of a newly created class Series A preferred stock of the Company at an exercise price of $10.00, subject to adjustment. Upon the acquisition of 20 percent or more of the Company’s outstanding common stock by a person or group, the holders of the Rights (other than the acquiring person and its affiliates and associates) will be entitled to purchase new shares of common stock at half price. In the event of a subsequent merger or other acquisition of the Company, Commercial Vehicle Group stockholders will have the right to buy shares of common stock of the acquiring entity at 50 percent of the market price of those shares. These Rights are redeemable by the Board of Directors at any time before any person or group becomes an acquiring person for $.01 per Right, subject to adjustment.
The Company will be filing a Form 8-K with the United States Securities and Exchange Commission (SEC) that will contain additional information regarding the terms and conditions of the Commercial Vehicle Group Stockholder Rights Plan. Upon filing, the Form 8-K and other CVG SEC filings will be available on the Company’s Web site at www.cvgrp.com.
About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The Company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry, molded products and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. The Company is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about the Company and its products is available on the internet at www.cvgrp.com.
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Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company estimates for future periods, potential Company stock or asset valuations or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) ) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck market; (v) the impact of changes in governmental regulations on the Company’s customers or on its business; (vi) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; and (vii) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2008. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
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